Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-56975, 333-67441, 333-83561, 333-45710, 333-68322, 333-96899, and 333-118819 of Cost Plus, Inc. and subsidiaries on Form S-8 of our report dated April 14, 2005 relating to the consolidated financial statements (which report expresses unqualified opinions and includes an explanatory paragraph relating to the restatement described in Note 2) appearing in the Annual Report on Form 10-K of Cost Plus, Inc. and subsidiaries for the year ended January 29, 2005.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

April 14, 2005